Exhibit 99.1

PRESS RELEASE

DTS Announces Sale of Additional Shares Pursuant to Exercise of Underwriters’
Over-Allotment Option

Agoura Hills, Calif. – December 17, 2003 — DTS (Digital Theater Systems, Inc.) (Nasdaq: DTSI) today announced the closing of the sale of 514,700 newly issued common shares pursuant to an exercise of an over-allotment option granted in connection with the Company’s recent follow-on public offering. The shares were sold at the public offering price of $25.75 per share, before underwriting discounts and commissions.

Including the newly issued shares, DTS expects weighted average shares outstanding for the quarter ending December 31, 2003 to be approximately 17.0 million on a diluted basis and weighted average shares outstanding for calendar year 2003 to be approximately 11.0 million.

SG Cowen acted as lead manager in the offering, and the co-managers were William Blair & Company, Thomas Weisel Partners LLC, and U.S. Bancorp Piper Jaffray.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. For example, the weighted-average number of shares outstanding for the year and quarter ended December 31, 2003 could vary based upon a number of factors, including the value of the Company’s common stock for the remainder of the year and the number of options and warrants exercised or other securities issued on or prior to December 31, 2003. Actual results, performance or achievements could differ materially from the Company’s current expectations. DTS undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Investor Relations Contacts:	Press Contact:
Erica Abrams or Annie Palmore the blueshirt group for DTS 415-217-7722 erica@blueshirtgroup.com annie@blueshirtgroup.com	Kristin Thomson Director of Public Relations DTS 818-706-3525 kthomson@dtsonline.com

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